WEIL, GOTSHAL & MANGES LLP
Attorneys for the Debtors
767 Fifth Avenue
New York, New York 10153
(212) 310-8000

                         UNITED STATES BANKRUPTCY COURT
                          SOUTHERN DISTRICT OF NEW YORK

----------------------------------x
                                                     Chapter 11
In re
                                                     Case Nos. 00-16033 (BRL),
                                                               00-16035 (BRL)
BRADLEES STORES, INC., ET AL.,                             and 00-16036 (BRL)

                     Debtors.                        Jointly Administered

----------------------------------x

                         MONTHLY OPERATING STATEMENT FOR
                THE PERIOD DECEMBER 26, 2000 TO FEBRUARY 3, 2001

         Monthly Disbursements Made By the Debtors      $81,481,000(1)
                                                        ------------
         Consolidated Monthly Operating Profit (Loss)  ($23,840,900)
                                                        ------------

REPORT PREPARER:
         Bradlees, Inc., Debtor
         One Bradlees Circle
         Braintree, MA 02184

THIS OPERATING STATEMENT MUST BE SIGNED BY A REPRESENTATIVE OF THE DEBTOR.
--------------------------------------------------------------------------

The undersigned, having reviewed the attached report and being familiar with the Debtors' financial affairs, verifies under the penalty of perjury, that the information contained therein is complete, accurate and truthful to the best of my knowledge.

DATE:  March 20, 2001                       /s/  J. GREGORY AMBRO
                                            -----------------------------------
                                            J. Gregory Ambro, Senior Vice
                                            President & Chief Financial Officer

Indicate if this is an amended statement by checking here:

                                                     Amended Statement _______


________________________
(1) All disbursements were made by Bradlees Stores, Inc. No disbursements were made by either Bradlees, Inc. or New Horizons of Yonkers, Inc. during the period.

IN RE BRADLEES STORES, INC. ET AL.                     CASE NOS. 00-16033 (BRL),
                                                                 00-16035 (BRL)
                                                             AND 00-16036 (BRL)

                         PART 1 - FINANCIAL INFORMATION

                CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
                             (DOLLARS IN THOUSANDS)

                                                                                  December 26, 2000
                                                                                       through
                                                                                   February 3, 2001

SALES                                                                                           0
-----

GROSS MARGIN                                                                                    0

Other Income                                                                                    0

SG&A
----
Store                                                                                       6,549
Salaries
Store Operating                                                                             2,815
Asset Protection                                                                              751
Occupancy                                                                                   8,793
Advertising                                                                                   437
Logistics                                                                                   1,967
Home Office                                                                                 7,165
Benefits                                                                                    3,775
Less: Gordon Bros. Reimbursable Expense                                                   (28,517)
                                                                               -------------------
TOTAL SG&A                                                                                  3,735

Depreciation & Amortization Expense                                                         1,761
OPERATING PROFIT (LOSS)                                                                   (5,496)


Interest Expense                                                                            1,853
                                                                               -------------------
EARN. (LOSS) BEFORE REORG. ITEMS                                                          (7,349)

CHAPTER 11 LIQUIDATION ITEMS:
Bankruptcy Expenses                                                                             0
Severance Payments                                                                         15,466
Professional Fees                                                                             700
Provision for Retention Bonuses                                                               326
Interest Income                                                                                 0
                                                                               -------------------
TOTAL REORGANIZATION ITEMS                                                                 16,492
                                                                               -------------------


NET (LOSS)                                                                               ($23,841)
                                                                               ===================

IN RE BRADLEES STORES, INC. ET AL.                     CASE NOS. 00-16033 (BRL),
                                                                 00-16035 (BRL)
                                                             AND 00-16036 (BRL)


                     CONSOLIDATED BALANCE SHEET (UNAUDITED)
                             (DOLLARS IN THOUSANDS)


                                                                                 FEBRUARY 3, 2001

ASSETS

Current assets:
    Cash                                                                          $        48,064
    Accounts receivable                                                                    22,223
    Inventories                                                                                 -
    Prepaid expenses                                                                        6,096
                                                                          ------------------------
      Total current assets                                                                 76,383
                                                                          ------------------------

Property, plant and equipment, net:                                                           880

Other assets:
   Lease interests at fair value, net                                                     150,000
                                                                          ------------------------
      Total other assets                                                                  150,000
                                                                          ------------------------

                                                                          ------------------------
      Total assets                                                               $        227,263
                                                                          ========================

LIABILITIES AND STOCKHOLDERS' EQUITY

Liabilities subject to compromise
   Accounts Payable                                                                        99,520
   Other Accrued Expenses                                                                  25,553
                                                                          ------------------------
      Total liabilities Subject to compromise                                             125,073
                                                                          ------------------------
Liabilities not subject to compromise
Current liabilities:
  Accounts payable                                                               $         28,156
  Accrued expenses                                                                          7,127
  Revolver borrowings                                                                      71,394
  Other liabilities                                                                         5,672
                                                                          ------------------------
    Total liabilities                                                                     112,349
                                                                          ------------------------

Stockholders' equity:
  Common stock 9,954,599 shares outstanding
       Par value                                                                              100
  Additional paid-in-capital                                                               55,814
  Accumulated deficit                                                                     (66,073)
                                                                          ------------------------
     Total stockholders' equity                                                           (10,159)
                                                                          ------------------------
Total liabilities and stockholders' equity                                       $        227,263
                                                                          ========================

See accompanying notes to condensed consolidated financial statements.

IN RE BRADLEES STORES, INC. ET AL.                     CASE NOS. 00-16033 (BRL),
                                                                 00-16035 (BRL)
                                                             AND 00-16036 (BRL)


                CONSOLIDATED STATEMENT OF CASH FLOWS (UNAUDITED)
                             (DOLLARS IN THOUSANDS)



Cash flows from operating activities:
   Net loss                                                                             ($23,841)
   Adjustments to reconcile net loss
       to net cash used by operating activities:
         Depreciation and amortization expense                                              1,761
         Amortization of deferred financing costs                                             197
         Reduction in Gordon Brothers receivable                                          150,584
         Changes in working capital and other, net                                        (11,629)
                                                                          ------------------------
   Net cash used by operating activities                                                  117,072
Cash flows from investing activities:
   Proceeds from asset sale                                                                 2,120
                                                                          ------------------------
       Net cash provided by investing activities                                            2,120
Cash flow from financing activities:
   Net borrowings under revolver                                                          (98,842)
   Principal payments on notes and capital lease obligations                                   (3)
                                                                          ------------------------
       Net cash used in financing activities                                              (98,845)

Net increase (decrease) in cash                                                            20,347

  Cash - Beginning of year                                                                 27,717
                                                                          ------------------------
  Cash - End of period                                                            $        48,064
                                                                          ========================

See accompanying notes to condensed consolidated financial statements.

IN RE BRADLEES STORES, INC., ET AL.                   CASE NOS. 00-16033 (BRL),
                                                                00-16035 (BRL)
                                                            AND 00-16036 (BRL)

FOOTNOTES TO THE FINANCIAL STATEMENTS

1. THE COMPANY

The accompanying financial statements are the consolidated financial statements of Bradlees, Inc. and its subsidiaries Bradlees Stores, Inc. and New Horizons of Yonkers, Inc. (collectively, the "Debtors").

DEBTORS:
-------


NAME                                                           CASE NUMBER
----                                                           -----------

Bradlees, Inc.                                                 00-16035 (BRL)
Bradlees Stores, Inc.                                          00-16033 (BRL)
New Horizons                                                   00-16036 (BRL)


On December 26, 2000 (the "Commencement Date"), each of the Debtors commenced a case under chapter 11 of title 11 of the United States Code (the "Bankruptcy Code"). The Debtors are in the process of winding down their business operations and liquidating their assets. Prior to the commencement of these cases, the Debtors operated discount department stores in the northeast United States.

2. BASIS OF ACCOUNTING AND SIGNIFICANT ACCOUNTING POLICIES

BASIS OF ACCOUNTING

The accompanying financial statements reflect the liquidation basis of accounting as required by generally accepted accounting principles. Under this method of accounting, assets are recorded at their estimated realizable values and recorded liabilities reflect the estimated remaining obligations. Liquidation accounting methods have been adopted as of December 25, 2000. Prior to that date, the company recorded the results of operations using accounting principles applicable to going concern entities.

Because of the adoption of the liquidation basis of accounting, the presentation of comparable financial statements is not considered meaningful and has been omitted.

3. INVENTORY

Prior to the commencement of these chapter 11 cases, the Debtors determined that the only way to preserve and maximize the value of the assets was to commence an orderly wind-down of their operations. In furtherance thereof, the Debtors held an auction for bids to conduct the liquidation sales of inventory for a guaranteed minimum return (the "Guaranteed Amount"). Following an auction on December 20, 2000, the Debtors retained Gordon Brothers Retail Partners LLC, et. al. ("Gordon Brothers") as the exclusive agent to conduct the inventory liquidation sales pursuant to an agency agreement dated December 20, 2000 (the "Agency Agreement"). Pursuant to the formula set in the Agency Agreement, the Debtors received $165,700,000 and currently expect to receive additional amounts from the gross sales that exceed certain thresholds established in the Agency Agreement. In addition to these payments, Gordon Brothers agreed to reimburse the Debtors for various expenses relating to conducting the going-out-of-business sales. By order of the Bankruptcy Court dated January 4, 2001, the Court authorized the Debtors to assume the Agency Agreement and to conduct going-out-of-business sales.

4. LEASE DESIGNATION RIGHTS

Prior to the Commencement Date, the Debtors analyzed numerous inquires regarding the acquisition of some or all real property leases or the right to market and assign the Debtors' leasehold interests to third parties. Pursuant to that certain Lease Designation and Disposition Agreement dated January 11, 2001, the Debtors sold their "lease designation rights" in their non-residential real property leases to S&S/B Lease Disposition LLC ("Stop & Shop") for a minimum guaranteed amount of $150,000,000 plus certain additional sharing of proceeds above a specified recovery threshold. The Lease Designation and Disposition Agreement was approved by the Bankruptcy Court by an order dated February 6, 2001.

5. SECURED DEBT

Pursuant to the Revolving Credit and Guaranty Agreement among Bradlees Stores, Inc. and its affiliates Bradlees, Inc. and New Horizons of Yonkers, Inc. as guarantors, Fleet Retail Finance, Inc. ("Fleet"), as administrative agent and the lenders thereto, dated February 2, 1999 (as amended, the "Revolver"), certain banks and other financial institutions (collectively, the "Prepetition Senior Lenders") agreed to make a revolving credit loan to Bradlees Stores, Inc. and its affiliates. The Revolver consists of a $250 million senior secured revolving line of credit (which includes $90 million available for the issuance of letters of credit

IN RE BRADLEES STORES, INC., ET AL.                   CASE NOS. 00-16033 (BRL),
                                                                00-16035 (BRL)
                                                            AND 00-16036 (BRL)

FOOTNOTES TO THE FINANCIAL STATEMENTS (CONTINUED)

("Tranche A"), a $20 million junior secured "last in last out" facility ("Tranche B"), and a $20 million secured and fully-funded facility ("Tranche C") that was entered into on June 29, 2000.

The Revolver is secured by substantially all of the non-real estate assets of the Debtors and certain of their leases. Specifically, Tranches A and B are secured by substantially all of the Debtors' non-real estate assets. Tranche C is secured by a second lien on substantially all of the Debtors' non-real estate assets and a first lien on selected leasehold interests.

As of the commencement of the Debtors' chapter 11 cases, the outstanding principal amount under the Revolver was $174,500,000, excluding letters of credit totaling approximately $25,800,000.

Pursuant to the Debtors' wind-down efforts, and various orders of the Court in connection with the Debtors' use of cash collateral and sales of inventory and "lease designation rights," the Debtors applied the "Guaranteed Amount" obtained from the "going-out-of-business" sales and the Agency Agreement with Gordon Brothers related thereto, and certain proceeds from the Lease Designation and Disposition Agreement to pay Fleet and the Prepetition Senior Lenders all liquidated amounts owed under the Revolver. As of February 3, 2001, approximately $71.4 million (excluding letters of credit totaling approximately $9.4 million) was outstanding and due to the Prepetition Senior Lenders.

6. LIABILITIES SUBJECT TO COMPROMISE

Pursuant to section 362 of the Bankruptcy Code, the commencement of the Chapter 11 cases imposes an automatic stay, applicable generally to litigants against the Debtors, creditors and other parties in interest preventing these parties from taking any action to collect, assess or recover claims against the Debtors that arose prior to the Commencement Date. As such, liabilities arising prior to the Commencement Date may not be paid without the prior approval of the Court. Creditors may, however, petition the Court for relief from the automatic stay.

Liabilities arising prior to the Commencement Date, which include claims for damages arising from the rejection of certain leasehold interests subsequent to the Commencement Date, that could be settled as part of a chapter 11 plan are denoted as "Liabilities Subject to Compromise" (all or a portion of which may be disputed by the Debtors) and are detailed below. Other accrued expenses primarily consist of anticipated claims relating to employee expenses, contract rejections and litigation exposures.

                                                                                FEBRUARY 3, 2001
                                                                                ----------------
Accounts Payable                                                                $ 99,519,943
Other Accrued Expenses                                                            25,552,826
                                                                                ----------------
Total Liabilities Subject to Compromise                                         $125,072,949
                                                                                ================

7. RESTRUCTURING EXPENSE

The following is a breakdown of restructuring expenses for the period December 26, 2000 through February 3, 2001:

                                                                                FEBRUARY 3, 2001
                                                                                ----------------
    Severance expense                                                              $15,466,431
    Stay Bonus Expense                                                                 326,000
    Professional Fees                                                                  700,000
                                                                                ----------------
    Total                                                                          $16,492,431
                                                                                ================

8. INSURANCE

Premiums to date for all insurance policies, including worker's compensation and disability insurance, have been fully paid and are in full force and effect.

See Exhibit 1

IN RE BRADLEES STORES, INC., ET AL.                   CASE NOS. 00-16033 (BRL),
                                                                00-16035 (BRL)
                                                            AND 00-16036 (BRL)

FOOTNOTES TO THE FINANCIAL STATEMENTS (continued)

9. PAYROLL AND RELATED TAXES

Wages & Salaries Paid (gross)           34,461,218

Payroll Taxes W/H per EE's:
     Federal                             4,600,090
     OASDI                               2,052,844
     Medicare                              495,668
     Ct.                                   113,339
     MA                                    736,165
     Me                                      9,466
     NJ                                    157,797
     NJ - Un & Dis                          50,154
     NY                                     73,682
     PA                                     52,614
     Phil                                   16,523
     PA -EIT's                               9,686
     PA - OPT's                              4,460
Total Payroll taxes w/h by EE's          8,372,487

Payroll Taxes W/H per ER:
     FUTA                                  194,446
     OASDI                               2,052,844
     Medicare                              495,668
     Ct.                                    93,326
     MA                                    224,502
     Me                                      2,599
     NH                                        131
     NJ                                    151,404
     NY                                     59,794
     PA                                     46,821
Total Payroll taxes w/h by ER            3,321,534
Total Payroll taxes w/h by EE & ER      11,694,021

Taxable Sales                         $169,468,382

Sales tax collected and remitted      $  9,230,761

Other Taxes:
    New Hampshire Income Tax          $     10,000
    Various Property Taxes            $  1,127,088

 IN RE BRADLEES STORES, INC., ET AL. CASE NOS. 00-16033 (BRL), 00-16035 (BRL)
                                AND 00-16036(BRL)
                                    EXHIBIT 1
                               INSURANCE IN FORCE

-----------------------------------------------------------------------------------------------------------------------------
                                                                                                                    EFFECTIVE
COVERAGE                                     BROKER   INSURANCE COMPANY             LIMITS       POLICY NO.              DATE
-----------------------------------------------------------------------------------------------------------------------------
Auto Truck Fleet;                            Marsh    Hartford Insurance Co.     $1,000,000     08UENDH5520-NJ        8/1/00
  B/I, P/D - No Deductible                                                                      08MCP400522-MA
-----------------------------------------------------------------------------------------------------------------------------
Workers' Compensation (ME)                   Marsh    MEMIC (ME)                  Statutory       1810038849          8/1/00
-----------------------------------------------------------------------------------------------------------------------------
Excess W/C (other states)                    Marsh    National Union              Statutory         4158055           8/1/00
  ($300,000 SIR - MA,NH,NJ,NY,PA)
-----------------------------------------------------------------------------------------------------------------------------
Excess W/C (CT only-$300,000 Deductible)     Marsh    Old Republic                Statutory       MWC10743600         5/31/00
-----------------------------------------------------------------------------------------------------------------------------
Foreign CGL & non-owned                      Marsh    CIGNA                       1,000,000        PHF037196          8/1/00
  Hired auto liability
-----------------------------------------------------------------------------------------------------------------------------
General & Umbrella Liability ($250,000 SIR)

    Primary                                  Marsh    Discover Re                   750,000        DRE1543499         8/1/00

    Lead                                     Marsh    Zurich                     25,000,000        AUC368094600       8/1/00

    Excess                                   Marsh    Federal (Chubb)            25,000,000       99 7966 57 73       8/1/00

    Excess                                   Marsh    Professional Risk          50,000,000         EXC3994873        8/1/00
                                                      Agricultural Ins.
                                                                             ------------------------------------------------
Total General & Umbrella                                                       $100,750,000
-----------------------------------------------------------------------------------------------------------------------------
Workers' Compensation                        Marsh    St. Paul Fire & Marine
  Bonds (Self-Insured)                                                            1,200,000       Pennsylvania        8/1/00
                                                                                  1,125,000      New Hampshire        8/1/00
                                                                                  6,500,000      Massachusetts        8/1/00
                                                                                  3,000,000        New Jersey         9/1/00
                                                                                  2,000,000       Connecticut         8/1/00
                                                                              -----------------------------------------------
Total Worker's Compensation                                                     $13,825,000
-----------------------------------------------------------------------------------------------------------------------------
Service Fee in lieu of Commission            Marsh                                                                    8/1/00

Subtotal - General Liability & Compensation
------------------------------------------------------------------------------------------------------------------------------


-----------------------------------------------------------------------------------
                                            EXPIRATION           ANNUAL COST
COVERAGE                                          DATE      CURRENT       PREVIOUS
-----------------------------------------------------------------------------------
Auto Truck Fleet;                             8/1/2001     $13,717 (1)    $11,474
  B/I, P/D - No Deductible
-----------------------------------------------------------------------------------
Workers' Compensation (ME)                    8/1/2001      21,399         21,216
-----------------------------------------------------------------------------------
Excess W/C (other states)                     8/1/2001      65,457 (1)     57,459
  ($300,000 SIR - MA,NH,NJ,NY,PA)
-----------------------------------------------------------------------------------
Excess W/C (CT only-$300,000 Deductible)     5/31/2001     187,000        167,163
-----------------------------------------------------------------------------------
Foreign CGL & non-owned                       8/1/2001       2,594 (1)      2,125
  Hired auto liability
-----------------------------------------------------------------------------------
General & Umbrella Liability ($250,000 SIR)

    Primary                                   8/1/2001      90,528 (2)     80,500

    Lead                                      8/1/2001      51,746 (1)     48,611

    Excess                                    8/1/2001      19,685         19,188

    Excess                                    8/1/2001      26,350         25,584

                                           ----------------------------------------
Total General & Umbrella                                  $188,309       $173,883
-----------------------------------------------------------------------------------
Workers' Compensation
  Bonds (Self-Insured)                        8/1/2001      10,200         10,200
                                              8/1/2001       9,568          9,568
                                              8/1/2001      55,250         55,250
                                              9/1/2001      38,250         38,250
                                              8/1/2001      17,000         25,500
                                           ----------------------------------------
Total Worker's Compensation                               $130,268       $138,768
-----------------------------------------------------------------------------------
Service Fee in lieu of Commission             8/1/2001      99,000         99,000

Subtotal - General Liability & Compensation               $707,744       $671,088
-----------------------------------------------------------------------------------